EXHIBIT 10.1

                            TRAVELCENTERS OF AMERICA
                            ------------------------
                    FREIGHTLINER EXPRESS OPERATING AGREEMENT


         This Freightliner Express Operating Agreement ("THIS AGREEMENT") is effective as of the 21st day of July, 1999, by and among Freightliner Corporation, a Delaware corporation ("FREIGHTLINER"), TA Operating Corporation, dba TravelCenters of America, a Delaware corporation ("TA OPERATING"), and TA Franchise Systems, Inc., a Delaware corporation ("TA FRANCHISE"). TA Operating and TA Franchise (collectively, "TA OPERATIONS") are both wholly-owned subsidiaries of TravelCenters of America, Inc., a Delaware corporation (THE "PARENT CORPORATION").

         A. Freightliner produces, distributes and markets a full range of commercial vehicles, including heavy and medium-duty trucks.

         B. TA Operations operates or franchises the operations of three distinct types of travel centers with repair facilities known as "shops" (the "TRAVELCENTERS LOCATIONS"): (i) sites owned or leased by TA Operating or an affiliate and operated by TA Operating ("COCOS"), of which there are currently 110; (ii) sites owned or leased by an affiliate and leased to independent lessee-franchises that operate such sites, of which there are currently 29; and
(iii) sites owned or leased and operated by independent franchisees that operate on such sites, of which there are currently 9 (collectively, with the sites described in the foregoing clause (ii), the "FRANCHISE LOCATIONS").

         C. The TravelCenters Locations are operated under the "TravelCenters of America" and "TA" trademarks (or, in the case of certain locations now operated under other names, will be brought under such trademarks) and are truck-stop facilities offering a broad range of fuel and nonfuel products, services and amenities to trucking fleets, professional truck drivers and other motorists, including truck maintenance and repair services and products, full service and fast food dining, travel and convenience stores, telecommunications services and various hospitality and rest-related amenities.

         D. Freightliner and TA Operations desires to increase the potential to service Freightliner Vehicles (as hereinafter defined) through the designation and operation of TravelCenters Locations that are COCOs as Freightliner Express Locations ("FE LOCATIONS") in accordance with the terms and conditions of this Agreement.

         E. Freightliner also desires to increase its market share of the parts aftermarket and wishes to enter into certain arrangements intended to encourage marketing of Freightliner-Sourced Parts.

         In consideration of the foregoing and the mutual agreements herein contained, the parties hereto agree as follows:

1.       DEFINITIONS.

         As used herein, the following terms will have the following meanings at any time the matter has relevance:

         1.1 "ALLIANCE" is a division of Freightliner.

         1.2 "CLAIM" or "CLAIMS" shall mean all actions, proceedings, claims or demands of any kind or nature whatsoever.

         1.3 "FE SERVICE MENU" shall mean the Freightliner Express Service Menu adopted from time to time by mutual agreement of Freightliner and TA Operations specifying the warranty and repair services to be provided by FE Locations to Freightliner Vehicles, which the parties intend will be limited to services that generally can be performed in 1.5 hours or less or are otherwise agreed to be within the scope of the Services. The initial FE Service Menu is attached as
EXHIBIT 1.3.

         1.4 "FREIGHTLINER PRODUCTS" shall mean Freightliner Vehicles and Freightliner-Sourced Parts.

         1.5 "FREIGHTLINER-APPROVED PARTS" shall mean the proprietary parts (as indicated by proprietary numbering in Freightliner's parts catalogs) and vendor parts offered for sale by Freightliner or its Alliance division, including Freightliner or Alliance branded parts either manufactured by or on behalf of Freightliner or otherwise specifically licensed or approved by Freightliner for use in servicing Freightliner Vehicles.

         1.6 "FREIGHTLINER-SOURCED PARTS" shall mean Freightliner-Approved Parts purchased from Freightliner or its Alliance division.

         1.7 "FREIGHTLINER VEHICLES" shall mean the trucks and chassis sold by Freightliner or listed for sale by Freightliner in the Freightliner Truck Data Books that bear the "Freightliner" name and utilize Freightliner-Approved Parts.

         1.8 "FREIGHTLINER WARRANTY POLICIES" shall mean Freightliner's warranty policies under the Freightliner Warranty Manual and related publications.

         1.9 "INDEMNIFIED PARTY" shall have the meaning given to such term in
Section 4.4.

         1.10 "LOSSES" shall mean any suit, claim, demand, damage, liability, cost or expense, including reasonable attorneys' fees and expenses, judgment or settlement.

         1.11 "OTHER INDEMNIFIED PARTIES" shall mean the affiliates, officers, directors, employees, members, stockholders, agents and representatives of the primary Indemnified Party.

         1.12 "SERVICES" shall mean the warranty and repair services contemplated to be performed by FE Locations in accordance with this Agreement and the FE Service Menu.

         1.13 "STOCKHOLDERS' AGREEMENT" shall mean that certain Institutional Stockholders' Agreement dated on or about the date hereof among certain shareholders of the Parent Corporation.

2.       OPERATIONS AND RESPONSIBILITIES OF FE LOCATIONS.

         2.1 GENERAL. Each FE Location will serve as a point of purchase for Services and Freightliner-Approved Parts in accordance with the FE Service Menu and will act as an authorized limited parts and service dealer of Freightliner for the purpose of performing Services for Freightliner Vehicles and customers and selling Freightliner-Approved Parts. The FE Locations will operate under such name or names identifying the FE Locations with Freightliner as Freightliner may propose from time to time, each of which names shall be reasonably acceptable to and be approved by TA Operations. Notwithstanding any provision of this Agreement apparently to the contrary, all reasonable out-of-pocket expense necessary to any name change initiated by Freightliner after implementation of the name or names originally used to designate the FE Locations shall be at the sole expense of Freightliner. Designation as an FE Location shall entitle the FE Location to conduct the operations contemplated under this Agreement at and from the current location of the FE Location and to display and utilize Freightliner trademarks and service marks in compliance with the limited license granted by Freightliner for such purpose. This Agreement is intended to apply to the COCOs. TA Operating will operate each COCO that is an FE Location and each other COCO that is engaged in any transactions with Freightliner contemplated by this Agreement in the manner contemplated by this Agreement and applicable to such COCO. Freightliner and TA Operations may from time to time enter into separate agreements with respect to any Franchise Locations that are designated by Freightliner and TA Operations as FE Locations.

         2.2 LIMITATIONS; REFERRALS TO FREIGHTLINER AND SELECTRUCKS. FE Locations shall not have the right to engage either currently or in the future in the sale of new or used Freightliner Vehicles. However, FE Locations may from time to time at the election of the FE Location display new and used Freightliner trucks as well as other Freightliner merchandise and shall refer potential purchasers of Freightliner Vehicles to nearby Freightliner dealerships or SelecTrucks locations.

         2.3 OPERATIONS; SCOPE OF SERVICES; REFERRALS. FE Locations shall conduct the operations contemplated under this Agreement on a 24-hour day basis. Consistent with TA Operations' past practice or as additionally may be required to meet the requirements of the FE Service Menu, TA Operations shall employ qualified and adequately trained technicians and other service personnel, parts personnel and administrative staff for purposes of conducting such operations. FE Locations will provide local road service as well as shop-based services consistent with FE Service Menu. FE Locations will be included in the referral lists maintained by Freightliner's Customer Assistance Center ("CAC") and referrals will be made by the CAC to FE Locations in accordance with the CAC's applicable policies. Each FE Location generally will be expected to refer warranty and repair services requiring on average in excess of 1.5 hours or otherwise outside of the agreed scope of the Services under the FE Service Menu to the nearest Freightliner dealership or, if a Freightliner dealership is not reasonably convenient, another appropriate service provider determined by the FE Location (which may consult with the CAC as to suggested referrals). Freightliner will actively encourage its dealers to make referrals to FE Locations for services within the FE Services Menu to the extent convenient for the customer and where the dealer can not perform services within a reasonable time.

         2.4 WARRANTY SERVICES AND CLAIMS; REPLENISHMENT POLICY. FE Locations may perform warranty services on Freightliner Products that are within the Services under FE Service Menu. All such warranty services shall be performed in accordance with and will be governed by Freightliner's Warranty Policies, including the making, settlement and payment of claims. TA Operations will administer Freightliner warranty claims on behalf of the FE Locations and warranty payments will be made to TA Operations. Freightliner will process warranty claims by TA Operations in accordance with Freightliner's standard practices applicable to warranty claims by dealers. In making payments to Freightliner, TA Operations shall not deduct any credits for warranty claims or other amounts owed by Freightliner to TA Operations unless TA Operations shall have given written notice to Freightliner applying for such and, in the case of warranty claims, Freightliner has confirmed that such claims have been approved by Freightliner. In connection with the performance of any Freightliner warranty services, each FE Location will be required to use Freightliner-Approved Parts and, with respect to each such part used in performing any Freightliner warranty services, will be required to purchase identical Freightliner-Sourced Parts in at least the same number as the number of such part used for warranty services. Such replenishment policy shall be applied by Freightliner on an aggregate basis with respect to TA Operations.

         2.5 INSPECTION, RECALLS AND CAMPAIGNS. If approved in advance by Freightliner and TA Operations, FE Locations may perform inspections or repairs on Freightliner Products in connection with inspections, recalls or campaigns. Such inspections and/or repairs shall be made in accordance with any related Freightliner service bulletins, field modification bulletins, recall or other campaign notices furnished to FE Locations as well as the Freightliner Service Manual. FE Locations shall to the extent reasonably possible assist Freightliner in notifying FE Location customers requiring such inspections or repairs of the need or desirability of any such inspections or repairs using information obtained through Freightliner's Service Advisor and ServicePro systems.

         2.6 WORKMANSHIP; TOOLS AND EQUIPMENT; SERVICE MANUALS. FE Locations shall perform all service work in a good and workmanlike manner in accordance with all applicable laws and regulations in order to maintain the confidence of the public in Freightliner, FE Locations and Freightliner Products. FE Locations shall have and maintain in good working order on their premises the service equipment and special tools and service manuals Freightliner and TA Operations mutually agree from time to time are required to perform Services. The initial agreed-upon list of service equipment, special tools and service manuals is attached as EXHIBIT 2.6. FE Locations shall follow all service instructions contained in the Freightliner Service Manuals, systems or other notices or bulletins issued by Freightliner to FE Locations. Freightliner will from time to time provide service and technical advice through periodic visits from field service personnel and provision of service publications to assist FE Locations in satisfactorily performing Services on Freightliner Vehicles.

         2.7 FREIGHTLINER-APPROVED PARTS. Each FE Location shall maintain the inventories of Freightliner-Approved Parts agreed upon from time to time by Freightliner and TA Operations to be necessary to provide Services and shall employ personnel familiar with such parts to manage sales of such parts. The initial list of required Freightliner-Approved Parts is attached as EXHIBIT
2.7. Freightliner customers have the right to expect that any part that an FE Location sells, installs or uses in the repair or servicing of any Freightliner Vehicle meets the high quality standards of Freightliner-Approved Parts. FE Locations therefore will not sell, use or install on Freightliner Vehicles any parts that are not Freightliner-Approved Parts and are not equal in quality and design to Freightliner-Approved Parts. FE Locations also will not sell or offer to sell as Freightliner-Approved Parts any parts that are not in fact Freightliner-Approved Parts.

         2.8 PRICE AND OTHER TERMS OF SALE OF FREIGHTLINER-SOURCED PARTS. The price and terms of sale for Freightliner-Sourced Parts shall be as set forth in this Section 2.8 and in EXHIBIT 2.8 attached hereto or as otherwise agreed in writing by Freightliner and TA Operations (TA Operations being hereinafter referred to in this Section 2.8 as "Purchaser" and Freightliner-Sourced Parts being hereinafter referred to in this Section 2.8 as "parts"):

                  (a) Purchaser may return obsolete or other returnable parts in accordance with applicable return policies under the Alliance Policies and Procedures. Orders for parts may be cancelled by Purchaser prior to shipment subject to applicable handling and cancellation charges.

                  (b) Freightliner shall have the right to change the design or specifications of any parts ordered by Purchaser at any time with no obligation to make such changes in similar parts previously delivered to Purchaser. In addition, Freightliner shall have the right, subsequent to the receipt of any order, to make design changes and substitution of materials which, in Freightliner's opinion, are necessary to improve the part. Purchaser shall accept any such changed part in full settlement of Freightliner's obligations under any order submitted by Purchaser.

                  (c) All parts purchased by Purchaser from Freightliner shall be sold to Purchaser freight prepaid for stock orders and freight collect for non-stock or expedited orders, place of manufacture or other point of shipment, if applicable. Freightliner will attempt, whenever practical, to follow Purchaser's request with respect to routing and mode of transportation but reserves the final decision as to the carriers and routes selected. Parts will be invoiced on the date they are shipped. Title to parts shall pass to Purchaser on delivery to Purchaser. The risk of loss or damage, latent or otherwise, shall pass to Purchaser upon delivery to Purchaser. Purchaser shall cooperate fully with Freightliner in the inspection of parts received and in the submission of claims to carriers for any shipping damage that may have occurred.

                  (d) All parts shipped directly to Purchaser from Freightliner vendors are sold to Purchaser Ex-Works the vendor's dock. Risk of loss or damage, latent or otherwise, shall pass to Purchaser upon delivery of the parts by the vendor to the carrier where freight is contracted for by Purchaser or upon delivery to Purchaser if freight is contracted for by the vendor.

                  (e) All parts returned by Purchaser to Freightliner (or to a Freightliner authorized vendor) shall be shipped freight and insurance prepaid Freightliner's dock (or vendor dock). At the time of receipt, parts must be undamaged and packaged in original boxes, if practical. Claims for loss or damage shall be filed by Purchaser directly with the carrier or other agent.

                  (f) Delivery dates are approximate and are based upon receipt of all necessary information from Purchaser. Normal delivery can generally be expected within 48 hours after the day of shipment from the facing Alliance Parts Distribution Center.

                  (g) Freightliner shall not be responsible for failure to accept Purchaser's order, for any delay in acceptance of such orders or any failure or delay in delivering parts, if such failure or delay is due in whole or in part to any change in Freightliner's production schedule as to which it shall have notified Purchaser; or to any labor difficulties; or to any labor, material, transportation or utility shortage or curtailment; or to government regulations; or to discontinuance by Freightliner of the manufacture or sale of any parts; or where such failure or delay is due to any cause beyond the control or without the fault or negligence of Freightliner; or where performance by Freightliner would be commercially impractical. In any event, any liability on the part of Freightliner for any failure or delay in delivery of parts shall be limited to the repayment to Purchaser of any part of the purchase price thereof which Purchaser may have paid to Freightliner.

                  (h) Purchaser shall include as a part of its sale of parts to customers Purchaser's express written warranty in the identical terms, limitations and disclaimers as extended by Freightliner to Purchaser with respect to the sale of such part to Purchaser. Any warranty extended by Purchaser to customers in terms, limitations and disclaimers other than those of the express written warranty furnished to Purchaser by Freightliner shall be the sole responsibility of Purchaser, and Purchaser shall defend, indemnify and save Freightliner harmless from any suit, claim, demand, damage, liability, cost or expense, including reasonable attorneys' fees and expenses, final judgments and settlements, arising out of or resulting from the extension by Purchaser of any materially different warranty than the warranty extended by Freightliner to Purchaser or from the failure of Purchaser to include in Purchaser's agreement with its customers limitations and disclaimers substantially similar to the limitations and disclaimers set forth in the Freightliner Warranty Policies.

         2.9 LIMITATIONS RELATING TO FREIGHTLINER-SOURCED PARTS; FREIGHTLINER WARRANTIES. FE Locations shall encourage and attempt to increase the sale of Freightliner-Sourced Parts but, without the prior approval of Freightliner, shall not establish satellite parts stores or engage in the active wholesaling of Freightliner-Sourced Parts (including bulk sales, active discounting, parts deliveries to fleets, telemarketing and sales for resale). Any part sold by an FE Location in connection with the provision of Services to a Freightliner Vehicle where such part is not provided under a Freightliner vehicle warranty will be covered by Freightliner's standard warranty on parts only if such part is a Freightliner-Sourced Part, as documented in a manner acceptable to Freightliner on or in connection with the invoice supplied to the customer by the FE Location. The invoice supplied to a customer by an FE Location in connection with parts sales will indicate in writing in a conspicuous manner that any parts not indicated to be covered by Freightliner's standard parts warranty instead are covered by TA Operations' warranties to ensure that the customer is advised that any parts that are not Freightliner-Sourced Parts are not included in any warranties furnished by Freightliner. Parts used by an FE Location in performing warranty services on Freightliner Vehicles in accordance with Freightliner Warranty Policies will be covered by the vehicle warranty for the balance of the vehicle warranty period provided that such parts are Freightliner-Approved Parts.

         2.10 TAXES. Freightliner's prices do not include federal excise tax and do not include other excise, sales, use or similar tax or any other tax applicable to the sale, delivery or use of Freightliner-Sourced Parts. Purchases of Freightliner-Sourced Parts by FE Locations are presumed to be for the purposes of resale. FE Locations shall therefore furnish to Freightliner such certificates or other evidence that may be required by Freightliner to establish or maintain the exemption of such purchase from state or local sales or use taxes or any such similar taxes. If any FE Location purchases any Freightliner-Sourced Part and uses or employs such Freightliner-Sourced Part in a manner that requires the payment of sales, use or similar taxes with respect to such part or its use, FE Location shall pay any such taxes directly to the appropriate governmental authorities or, if any such taxes are paid by Freightliner in its sole discretion, reimburse Freightliner therefor, and shall defend, indemnify and save harmless Freightliner from and against such taxes and all claims, demands, liability, cost or expense, including reasonable attorneys' fees and expenses, final judgments and settlements with respect thereto.

         2.11 PROMOTIONAL ACTIVITIES. FE Locations shall use customer service promotional literature supplied by Freightliner to TA Operations and approved by TA Operations (any such material to be supplied by Freightliner on the same cost-sharing basis as similar material is provided to Freightliner's dealers) to advertise and promote the sale and use of Freightliner-Sourced Parts for the servicing of Freightliner Vehicles and similar vehicles manufactured by other companies. FE Locations shall participate in local, regional and national FE Location advertising and promotional programs approved by Freightliner and TA Operations. FE Locations shall not engage in service or other promotions relating to Freightliner Products without the advance approval of Freightliner and TA Operations.

         2.12 TRAINING. Freightliner shall at its expense make available to TA Operations parts, service and technology training programs offered by Freightliner to its dealers that are consistent with the FE Service Menu and, in connection with such programs, make basic program materials available without charge on the same basis as Freightliner generally makes the same or substantially identical materials available to its dealers or their personnel without charge. In addition to such training programs as TA Operations may separately develop and provide at its expense for the FE Locations, Freightliner and TA Operations may jointly develop customized training programs for the FE Locations on such cost-sharing basis between Freightliner and TA Operations as is agreed upon by Freightliner and TA Operations. Personnel of the FE Locations shall, at FE Location expense for food, lodging, travel and program materials, participate in the various parts, service and technology training programs made available to the FE Locations.

         2.13 PRODUCT MODIFICATION. FE Locations shall not modify or alter any Freightliner Product unless the relevant FE Location either obtains Freightliner's prior written approval of such modification or alteration or notifies the customer in writing, prior to or at the time of such modification or alteration, that it is being made without Freightliner's approval and will not be covered by any warranty of Freightliner. In no event shall any FE Location remove, alter or modify any equipment or accessories required on any Freightliner Vehicle by law or regulation. For purposes of this Section, the terms "modify" and "alter" and "modification" and "alteration" shall mean any departures from manufacturer specifications and shall not mean repairs or replacements in accordance with manufacturer specifications. Each FE Location shall defend, indemnify and save Freightliner harmless from any suit, claim, demand, damage, liability, cost or expense, including reasonable attorneys' fees and expenses, final judgments and settlements, arising out of or resulting from such modification or alteration of a Freightliner Product by such FE Location without Freightliner's prior written approval.

         2.14 CUSTOMER COMPLAINTS. Customer complaints and claims with respect to warranty Services shall be handled in accordance with the applicable procedures under the Freightliner Warranty Policies. Each FE Location shall receive, investigate and attempt to remedy customer complaints and claims with respect to non-warranty Services by owners or users of Freightliner Products in a manner intended to secure and maintain the goodwill of the customer and the public toward Freightliner, the FE Locations and Freightliner Products. An FE Location shall be free to resolve any such complaints or claims provided that it absorbs all associated cost or expense. In any such case, Freightliner shall have no obligation to reimburse the FE Location or to absorb any such expense unless otherwise agreed by Freightliner in writing. All complaints and claims received by an FE Location that cannot be readily remedied by the FE Location shall be promptly reported in detail to Freightliner, together with the name and address of the owner or user and the serial number or other identification of the Freightliner Product involved.

         2.15 LICENSES. FE Locations shall obtain any licenses required for the conduct of the business contemplated by this Agreement.

         2.16 CONDITION OF INDIVIDUAL FE LOCATIONS; INSPECTION BY FREIGHTLINER. The premises of each FE Location shall be maintained in a manner that meets TA Operations' internal quality requirements as in effect from time to time (including those reflected in its Quality Service checklist) and the general criteria for FE Locations mutually agreed upon by Freightliner and TA Operations from time to time. Freightliner may conduct such review and inspection of FE Locations as it determines to be necessary or desirable from time to time. TA Operations will respond promptly to any and all reasonable concerns of Freightliner with respect to the operations of any FE Location.

         2.17 TERMINATION OF INDIVIDUAL FE LOCATIONS. In the event that an FE Location fails to conform in all material respects with the criteria for designation as an FE Location (other than any such criteria expressly waived by agreement of Freightliner and TA Operations in connection with its designation as an FE Location) or engages in a pattern of conduct that is fraudulent or that in the reasonable judgment of Freightliner is otherwise materially and substantially injurious to the goodwill of Freightliner, Freightliner may, after consultation with TA Operations, agreement by Freightliner and TA Operations on a mutually acceptable cure and reasonable cure period, and failure by the FE Location to achieve the agreed-upon cure within such period, terminate the status of such TravelCenters Location as an FE Location by notice to TA Operations and the FE Location. Upon any such termination, the FE Location will promptly take all steps necessary to cease operation as an FE Location.

         2.18 EFFECT OF TERMINATION OF AGREEMENT. Upon any termination of this Agreement and resulting termination of each FE Location, all outstanding indebtedness or other payment obligations under this Agreement or any related agreement of any FE Location to Freightliner, including payments for Freightliner-Sourced Parts, or of Freightliner to or in respect of any FE Location, including any warranty receivables, shall become immediately due and payable without regard to any contrary term of any such indebtedness or other payment obligation. In addition, Freightliner will at the request of an FE Location repurchase from the FE Location any new and unused Freightliner-Sourced Parts that are then in inventory and in the original, undamaged packages, are then listed for sale in the Freightliner Parts Price Lists, as then current (except discontinued or replaced parts and accessories) and are not within the Freightliner-Sourced Parts that have been purchased by or on behalf of any FE Location in replenishment of Freightliner-Approved Parts used in warranty services. The purchase price for each such part shall be the price at which the FE Locations would be permitted to buy such part from Alliance pursuant to Section 2.8, as shown in the then-current and applicable Freightliner Parts Price List, less handling charges equal to the handling charges for annual parts return as then in effect and published in the Alliance Policies and Procedures, except that handling changes shall not apply in the case of any purchases pursuant to this Section 2.18 following a termination of this Agreement by reason of a breach by Freightliner. Within 30 days following the effective date of a termination of this Agreement, each FE Location that wishes to have Freightliner purchase any eligible Freightliner-Sourced Parts shall supply Freightliner with a list of and proper identification of all such parts and such other information as Freightliner may reasonably require. Within 30 days from the receipt of such list and information, Freightliner will furnish the FE Location with written notice of all such listed parts as Freightliner has determined it is required to purchase together with the price to be paid therefor and transfer instructions. Within 30 days after receipt of such instructions, each FE Location shall ship such parts as specified in such instructions. Until shipment, each FE Location shall retain possession of such parts at its risk and provide Freightliner with an opportunity to inspect. The FE Location shall take such action and shall execute and deliver such instruments as may be reasonably necessary to convey to Freightliner good marketable title to all parts purchased by Freightliner, to comply with the requirements of any applicable state law relating to bulk sales or transfers and to satisfy and discharge any liens or encumbrances on such parts prior to delivery thereof to Freightliner.

3.       DESIGNATION AND DEVELOPMENT OF FE LOCATIONS, ETC.

         3.1 DESIGNATION. Freightliner and TA Operations will jointly designate specific TravelCenters Locations as FE Locations pursuant to criteria mutually agreed upon by Freightliner and TA Operations from time to time. These criteria will include city and highway location, status of ongoing construction projects and facility considerations. Any TravelCenters Location that does not have service facilities or is barred under applicable law from operating as an FE Location will not be designated or operated as an FE Location.

         3.2 TRAVELCENTERS LOCATIONS NOT DESIGNATED AS FE LOCATIONS. Any TravelCenters Location that is not jointly designated as an FE Location by Freightliner and TA Operations will not be permitted to perform warranty services for Freightliner Vehicles or to purchase proprietary Freightliner-Sourced Parts. A TravelCenters Location that does not satisfy the criteria for designation as an FE Location or that for any other reason agreed upon by Freightliner and TA Operations is not designated as an FE Location by Freightliner and TA Operations may nevertheless be permitted to purchase non-proprietary Freightliner-Sourced Parts with the approval of Freightliner.

         3.3 ROLL-OUT SCHEDULE. Freightliner and TA Operations intend that eventually most, if not all, TravelCenters Locations that meet the criteria for designation as FE Locations agreed upon by Freightliner and TA Operations under
Section 3.1 (including any such new locations acquired or developed after the date of this Agreement and any Franchise Locations) will operate as FE Locations. Freightliner and TA Operations will jointly agree upon a roll-out schedule based on the designation criteria. Freightliner and TA Operations will use reasonable efforts to cause at least one-third of the COCOs with service facilities to be operating as FE Locations within six months after the date of this Agreement and to cause all COCOs with service facilities to be operating as FE Locations within 18 months after the date of this Agreement, subject to such modifications to such projected schedule as jointly may be agreed upon by Freightliner and TA Operations from time to time or be dictated by circumstances beyond the control of Freightliner and TA Operations.

         3.4 TEST LOCATIONS. To test and develop a methodology for converting TravelCenters Locations into FE Locations, Freightliner and TA Operations will as promptly as possible in accordance with the projected schedule attached as
EXHIBIT 3.4 establish and roll-out the test locations listed on EXHIBIT 3.4.

         3.5 SITING OF FUTURE TRAVELCENTERS LOCATIONS; OTHER INFORMATION. TA Operations shall confer with Freightliner concerning the service needs of Freightliner's customers and Freightliner's capacity objectives and the related capacity considerations with respect to the siting of new TravelCenters Locations prior to making any final determination on the siting of any TravelCenters Locations proposed to be developed by or on behalf of TA Operations or commitment to the acquisition of any truck-stops or similar businesses proposed to be acquired by or on behalf of TA Operations; provided that, in the case of any such acquisition, the foregoing requirement shall apply only during the period Freightliner is a shareholder in the Parent Corporation or any successor thereto and a Freightliner nominee is serving on the Board of Directors of the Parent Corporation. During any period Freightliner no longer has a nominee serving on the Board of Directors of the Parent Corporation, TA Operations shall be obligated to confer with Freightliner in advance of any such determination with respect to a proposed acquisition only if and to the extent agreed by the other party or parties to the acquisition. TA Operations shall use reasonable efforts to obtain the agreement of such other party or parties. Subject to giving Freightliner the opportunity in accordance with the foregoing to provide its input from time to time as to siting, TA Operations shall be free to locate at whatever sites it may choose and make whatever acquisitions it may choose. In addition, during the term of this Agreement TA Operations shall use reasonable efforts to provide advance notice (given in a timely manner under the applicable circumstances) to Freightliner of any proposed permanent closure or disposition of any FE Location or any other fact, circumstance or development that senior management of TA Operations anticipates could reasonably be expected to have a significant impact on a substantial number of FE Locations with respect to the FE Location program contemplated by this Agreement.

         3.6 TECHNOLOGY. Freightliner and TA Operations will mutually agree on the scope of all technology investments necessary to cause TA Operations' information systems to be integrated with all applicable Freightliner systems (including parts, service and warranty systems) to enable TA Operations and FE Locations to utilize, either directly at each FE Location or indirectly through TA Operations, the programs and information of Freightliner necessary or desirable to the operation of FE Locations. TA Operations shall bear the expense of all necessary investment in software, hardware and other information systems and equipment agreed upon by Freightliner and TA Operations from time to time and of all related fees and expenses for consulting, installation, operation and maintenance. The initial agreed-upon technology requirements are listed on EXHIBIT 3.6. Freightliner will consult with TA Operations concerning alternatives and cost-saving strategies, including centralizing ordering and other functions. Freightliner will provide TA Operations and the FE Locations with access to the technology, training and operating information made available to Freightliner's dealer network (i.e., internet and extranet) to the extent consistent with the scope of Services to be provided by the FE Locations.

         3.7 SERVICE CRITERIA; TRAINING PROGRAMS. Freightliner and TA Operations will jointly develop service criteria intended to provide enhanced service for Freightliner customers at FE Locations. TA Operations will use reasonable efforts to cause FE Locations to achieve the goal of an average, during core business hours of 6 am to 7 pm at each location, of a pre-service wait time for Freightliner customers of 45 minutes or less. Freightliner will make available appropriate training programs to personnel of TA Operating and FE Locations and work with TA Operations on the development of joint training programs for FE Location personnel.

         3.8 PROMOTIONAL ACTIVITIES. Freightliner shall provide marketing programs and assistance promoting the FE Locations to aid the retail parts and service sales effort by Freightliner and TA Operations through the FE Locations and thereby promote the sale of Freightliner Products. Freightliner and TA Operations will develop joint advertising programs (any such advertising to be in accordance with Freightliner's and TA Operations' respective advertising policies) and joint marketing programs agreed upon by Freightliner and TA Operations from time to time, including such joint advertising or marketing programs to support the TravelCenters network as Freightliner and TA Operations may determine to be mutually beneficial and agree upon from time to time. Any joint advertising or marketing programs shall be funded in the manner agreed upon by the participants with respect to such specific program. TA Operations will require participation in joint advertising or marketing programs by the relevant FE Locations and Freightliner will actively encourage its dealers to promote the FE Locations through service referrals and promotional and informational displays and activities at dealer locations. TA Operations shall consult with Freightliner and obtain Freightliner's advance approval with respect to any service or other promotions relating to Freightliner Products that TA Operations proposes to undertake and shall cause each FE Location to do the same with respect to any such promotion that the FE Location proposes to undertake. Freightliner shall consult with TA Operations and obtain TA Operations' advance approval with respect to any service or other promotions specifically relating to FE Locations.

         3.9 REFERRALS. FE Locations will be the second referral after Freightliner dealerships under the referral policies and lists of the CAC to the extent consistent in any case with the needs of the specific customer. Freightliner and TA Operations will develop processes for referrals by FE Locations to nearby Freightliner dealerships and SelecTrucks locations both for service and for purchases of Freightliner Products.

         3.10 ACCOUNTING RECORDS AND REPORTS; BENCHMARKS. TA Operations shall maintain accounting and other records that at all times accurately reflect the operations of the FE Locations to enable TA Operations to prepare the reports that are required by this Agreement or are reasonably requested hereunder by Freightliner from time to time. TA Operations shall permit examination of its accounts and records relating to the FE Locations, including warranty audits and other review, to be made by Freightliner at any reasonable time upon at least five days' prior notice. Freightliner will, to the extent practical and not inconsistent with Freightliner's safeguarding of Freightliner's own proprietary information, use reasonable efforts to provide to TA Operations such information from Freightliner's systems and programs as may be relevant to evaluating the performance of the FE Locations under this Agreement and the establishment of benchmarks for mutually agreed-upon goals. Freightliner and TA Operations will jointly develop mutually agreed-upon methodologies for tracking, evaluating and recording the performance of the FE Locations.

         3.11 LIMITED LICENSE TO FREIGHTLINER TRADEMARKS. Freightliner hereby grants TA Operations and each FE Location the non-exclusive right to use Freightliner's trademarks and service marks in connection with all FE Location operations. Any such use shall be in accordance with this Agreement and such other reasonable requirements as Freightliner may from time to time in writing expressly impose on the use of the trademarks. TA Operations and each FE Location shall not use Freightliner's trademarks or service marks in a manner that could jeopardize Freightliner's ownership or use thereof. TA Operations and each FE Location shall discontinue the use of any such mark or the manner in which used if and when requested to do so by Freightliner. Upon any termination of this Agreement, TA Operations and each FE Location shall immediately discontinue all use of Freightliner's trademarks and service marks not permitted by law or under any separate arrangements with Freightliner and, except to the extent permitted by law or under any such separate arrangement with Freightliner, shall not thereafter use any similar mark. All actions necessary to discontinue such use shall be at the expense of TA Operations, except in the case of any termination of this Agreement caused by Freightliner's breach of this Agreement, in which case all reasonable out-of-pocket expense incurred in connection with such discontinuation shall be borne by Freightliner.

         3.12 SIGNAGE. FE Locations shall be identifiable to the public by signage of one or more sizes and types mutually acceptable to Freightliner and TA Operations. Freightliner and TA Operations will mutually agree upon the selection and placement of signage, both exterior and interior, with appropriate prominence and customer visibility in a manner consistent with Freightliner signage guidelines and all applicable local ordinances. TA Operations will make all arrangements for permitting and installation of jointly agreed-upon signage and will be responsible for signage maintenance and related expense. The costs of purchase and installation of jointly agreed-upon signage at the FE Locations shall be borne as provided on EXHIBIT 3.12. In the event of the termination of any TravelCenters Location as an FE Location, TA Operations will cause the prompt removal of all signage identifying the location as an FE Location. The costs of any such removal shall be borne in the manner contemplated by Section 3.11.

         3.13 SIMILAR PROGRAMS WITH OTHERS. During the term of this Agreement,
(a) TA Operations will not participate in a similar service or warranty program with any Freightliner Competitor (as defined in the Stockholders' Agreement) and (b) Freightliner will not (i) participate in a similar service or warranty program with any TA Truck-Stop Competitor (as hereinafter defined) or (ii) permit any distributor of products of Freightliner or Freightliner's subsidiaries to operate any satellite location at any truck stop location under the name or names chosen for the FE Locations pursuant to Section 2.1. For purposes of this Section 3.13, the term "TA Truck-Stop Competitor" shall mean Petro, Flying J, AMBEST, PTP, Sapp Bros., Giant, All American, Rip Griffin (who is also a Freightliner dealer), Bosselman's, Dixie Trucker's Home, Texaco/Equilon, Pilot, Love's, Speedway (Emro), Little America, Total, Mapco, Coastal, Fuel Mart and any other chain or network of national or regional "truck stops" as such term is generally understood in the trucking industry, including any affiliates or successors to any of the foregoing. However, during the term of this Agreement, Freightliner intends to continue to pursue and develop service capacity alternatives and solutions, and TA Operations acknowledges that, except as otherwise provided in this Section 3.13, Freightliner may engage in service or warranty programs with others, including distributors of products of Freightliner and its subsidiaries, affiliates of Freightliner and unrelated third parties. In addition, during the term of this Agreement Freightliner may pursue a separate strategy with respect to its Sterling trucks or any other separate product line (except that the name restriction set forth in Section 3.13(b)(ii) shall nevertheless apply). In the case of Sterling or any separate product line of Class 8 vehicles, Freightliner will first consult with TA Operations in good faith concerning the possible expansion of the service and parts arrangements under this Agreement to include Sterling or such separate product line of Class 8 vehicles. In connection with such consultation, Freightliner will explore with TA Operations all applicable factors and considerations, including capacity and expansion possibilities and constraints, marketing strategy and separate branding, and will endeavor to develop with TA Operations a mutually agreeable proposal for participation by TA Operations. Any such expansion with TA Operations will be subject to mutual agreement by Freightliner and TA Operations on all relevant terms and conditions.

4.       INDEMNIFICATION.

         4.1 INDEMNIFICATION BY TA OPERATIONS. Upon the written request of Freightliner, TA Operations shall defend, indemnify and hold Freightliner harmless from and against any Losses that may be asserted, commenced or arise by reason of or out of any actual or alleged negligence, error, omission or act of TA Operations (including through any COCO), including (a) any negligent or improper, or alleged negligent or improper, repair or servicing of any Freightliner Product, including any servicing not undertaken in accordance with the Freightliner Service Manual, but excluding any actual or alleged negligence, error, omission or act of TA Operations to the extent it arises out of erroneous instructions or procedures specified in the Freightliner Service Manual, (b) any modification or alteration (as defined in Section 2.13) of any Freightliner Product unless TA Operations has obtained Freightliner's prior written approval of such modification or alteration, (c) any breach or alleged breach of any agreement between TA Operations and any other party, including any warranty, express or implied, extended to customers by TA Operations on terms other than those published by Freightliner as Freightliner's express warranty, and (d) any misleading statement or representation, whether in advertising (other than advertising in accordance with materials furnished by Freightliner) or otherwise. If TA Operations fails in any such case to undertake the defense against any such Losses, Freightliner may conduct, but shall not be required to conduct, such defense, and TA Operations shall be liable to Freightliner for any and all Losses incurred in connection with such defense, together with any and all Losses arising out of the related claim or claims.

         4.2 INDEMNIFICATION BY FREIGHTLINER. Upon the written request of TA Operations, Freightliner shall defend, indemnify and hold TA Operations harmless from and against any Losses that may be asserted, commenced or arise by reason of or out of any actual or alleged negligence, error, omission or act of Freightliner, including (a) any actual or alleged defects in material, design, assembly or manufacture of any Freightliner-Sourced Part sold to TA Operations or any FE Location by Freightliner but only if (i) such defects existed at the time of manufacture or sale of such Freightliner-Sourced Part by Freightliner and (ii) TA Operations or the relevant FE Location included in the contract of sale with the user or customer of the Freightliner-Sourced Part the then-applicable Freightliner warranty without any modification of such warranty as it is published by Freightliner, (b) any breach or alleged breach of any agreement between Freightliner and any other party, including any warranty, express or implied, extended to customers by Freightliner, (c) any misleading statement or representation, whether in advertising (other than advertising in accordance with materials furnished by TA Operations) or otherwise, and (d) any erroneous instructions or procedures specified in the Freightliner Service Manual. If Freightliner fails in any such case to undertake the defense against any such Losses, TA Operations may conduct, but shall not be required to conduct, such defense, and Freightliner shall be liable to TA Operations for any and all Losses incurred in connection with such defense, together with any and all Losses arising out of the related claim or claims.

         4.3 CLAIMS AGAINST MULTIPLE PARTIES. Whenever a complaint or suit alleges liability on the part of both TA Operations and Freightliner on the bases set forth in Sections 4.1 and 4.2, respectively, each shall be responsible for its own defense, including costs and attorneys' fees, unless one party offers to undertake the total defense and the other party agrees thereto in writing. Any such responsibility on the part of a party for its own defense pursuant to this

Section, or pursuant to any other circumstances not within the scope of this Section, shall in no way affect any legal rights which either party may have against the other to indemnification or contribution.

         4.4 PROCEDURE FOR THIRD PARTY CLAIMS. In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Claim made by any person (other than either party or their respective affiliates) against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the indemnifying party in writing of the Third Party Claim within a reasonable time after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the indemnifying party, within a reasonable time after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. If a Third Party Claim is made against an Indemnified Party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided such counsel is not reasonably objected to by the Indemnified Party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the indemnifying party elects to assume the defense of a Third Party Claim, the Indemnified Party shall (a) cooperate in all reasonable respects with the indemnifying party in connection with such defense, (b) not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the indemnifying party's prior written consent and (c) agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim. If the indemnifying party assumes the defense of any Third Party Claim, the Indemnified Party shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the indemnifying party does not assume the defense of any such Third Party Claim, the Indemnified Party may defend the same in such manner as it may deem appropriate, including settling such claim or litigation and the indemnifying party shall promptly reimburse the Indemnified Party for all Losses imposed thereon or reasonably incurred thereby in connection with such Third Party Claim upon request.

5.       LIMITATION OF LIABILITY AND REMEDY.

         FREIGHTLINER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PARTS, EXCEPT SUCH WRITTEN WARRANTY OR WARRANTIES AS MAY BE SET FORTH IN THE FREIGHTLINER WARRANTY POLICIES IN EFFECT AT THE TIME FREIGHTLINER ACCEPTS A PURCHASE ORDER HEREUNDER. SUCH WRITTEN WARRANTY IS EXCLUSIVE AND IS IN LIEU OF ALL OTHER WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NO CONSEQUENTIAL DAMAGES, PUNITIVE OR EXEMPLARY DAMAGES, INCIDENTAL DAMAGES OR OTHER INDIRECT OR SPECIAL DAMAGE OR LOSS, INCLUDING LOSS OF PROFITS, LOSS OF GOODWILL, LOSS OF BUSINESS OPPORTUNITY, LOSS OF USE OF PLANT OR EQUIPMENT OR LOSS OF EXECUTIVE AND EMPLOYEE TIME, WILL BE RECOVERABLE BY FREIGHTLINER, TA OPERATIONS OR ANY FE LOCATION FOR BREACH OF THIS AGREEMENT OR ANY PART OF THIS AGREEMENT OR FOR ANY CLAIM RELATED TO FREIGHTLINER-SOURCED PARTS OR OTHER FREIGHTLINER PRODUCTS OR THIS AGREEMENT, WHETHER SUCH DUTY OR OBLIGATION BE CONTRACTUAL IN NATURE, STATUTORY OR OTHERWISE.

         Except insofar as such liabilities and remedies are excluded or limited or modified in this Section or elsewhere in this Agreement, TA Operations and all FE Locations and Freightliner shall have the remedies available to them with respect to the sale and purchase of any Freightliner-Sourced Part and shall undertake the liabilities and duties provided in the Uniform Commercial Code as enacted into law and as validly in force in the State of Oregon on the date of such sale and purchase.

6.       TERM OF AGREEMENT.

         6.1 TERM. This Agreement shall have an initial term of five years and thereafter shall be terminable upon six months' advance notice given by either party to the other. This Agreement shall also be terminable by either party in accordance with Section 6.2 or by Freightliner in accordance with Section 8.4(c). Except as otherwise provided in Section 6.2 or Section 8.4(c), any notice of termination may be given no earlier than the date six months prior to the expiration date of the initial term and the effective date of termination shall be the date six months' after the date of the giving of such notice. Until an effective notice of termination is given by either party and the effective date of termination is reached, this Agreement shall continue in full force and effect.

         6.2 TERMINATION UPON MATERIAL UNCURED BREACH. Notwithstanding any provision of Section 6.1 apparently to the contrary, either party may terminate this Agreement upon a material uncured breach of this Agreement by the other by written notice of termination delivered by the nonbreaching party to the breaching party not less than 90 days prior to the effective date of termination specified in such notice. Except as hereinafter provided, any such notice of termination shall be effective only if, no later than the giving of such notice of termination, the nonbreaching party shall also have given the breaching party notice of the breach and an opportunity to cure within a reasonable cure period of not less than 90 days. Notwithstanding the foregoing, however, this Agreement shall instead be terminable upon 10 days' advance notice given by the nonbreaching party if the breaching party defaults in payment (in which case the 10-day period shall serve as the cure period) or becomes subject to insolvency, receivership or bankruptcy proceedings or makes an assignment for the benefit of creditors.

         6.3 RIGHTS AND OBLIGATIONS UPON TERMINATION. Termination of this Agreement shall not operate as a cancellation of any indebtedness or other payment obligation between Freightliner, on the one hand, and TA Operations or any FE Location, on the other, but shall cause an acceleration of the payment obligations owed by each to the other under this Agreement. In such event, each party may treat all amounts then or thereafter owing to it by the other party or parties hereto to be immediately due and payable (subject only to credits required by law) and may exercise such lawful rights and remedies as it may have against the other party or parties. Within 15 days after the effective date of the termination of this Agreement, each party shall return to the other party (or, in the case of TA Operations, shall cause each FE Location to return to Freightliner), all materials supplied to the returning party by the other party, including all manuals, microfiche, price lists, training programs, customer lists and unused forms (other than any tools purchased from Freightliner or Freightliner-Sourced Parts that have been purchased and are in inventory).

7.       ARBITRATION.

         7.1 HANDLING AND FILING OF CLAIMS; TIME LIMITS. Any claim, controversy, protest or dispute (whether for damages, stay of action or otherwise) relating to or arising from this Agreement or the relationship of TA Operations and Freightliner, including any claim based on any local, state or federal statute, any claim of breach of this Agreement or any claim related to the termination of the Agreement, shall be settled by arbitration, subject to the procedures set forth in this Section. To initiate a claim TA Operations or Freightliner must file a written request for arbitration no later than 90 days following any notice of termination of this Agreement if the claim relates to or arises out of the termination of the Agreement or, in the case of any other claim, within 180 days after the date the party making the claim first becomes aware of the claim. A written request to arbitrate, together with the appropriate filing fee, shall be filed with the office of the American Arbitration Association in Chicago, Illinois (the "FACILITATOR"), which shall then become the site of the arbitration proceedings, unless otherwise agreed between the parties. Any arbitration request shall state clearly and completely the nature of the claim and its basis, the amount involved, if any, and the remedies sought.

         7.2 EXCLUSIVE REMEDY. Arbitration shall be the sole and exclusive remedy under this Agreement, and the decision and award of the arbitrator shall be final and binding on both parties.

         7.3 PROCEDURES. The arbitration will be conducted in accordance with the rules and the procedures of the Facilitator then in effect, except as modified by mutual agreement of the parties, and in compliance with the United States Arbitration Act (9 U.S.C. Section 1, et seq.).

         7.4 CHOICE OF ARBITRATOR. The arbitration shall be heard by a single arbitrator mutually agreeable to the parties selected from a panel of arbitrators. If the parties fail to reach agreement within 15 days of any request to arbitrate, an arbitrator having appropriate qualifications in the judgment of the Facilitator shall be named by the Facilitator from such panel in accordance with its normal procedure.

         7.5 ARBITRATOR'S AWARD. In no event may punitive damages be awarded in any arbitration conducted pursuant to this Agreement. The decision and award of the arbitrator shall be conclusive as to all matters covered thereby in all other proceedings between the parties, their successors or assigns, and judgment upon the award may be entered in any court of competent jurisdiction.

         7.6 PAYMENT OF FEES. The parties agree to compensate the arbitrator commensurate with the professional standing of the arbitrator and in accordance with the procedures of the Facilitator. The compensation of the arbitrator, the administrative fees and charges of the Facilitator and the other expenses of the arbitration shall be borne equally by the parties, provided that in all cases each party shall pay the fees and disbursements of its own legal counsel.

         7.7 TIME PERIOD. Unless the parties specifically agree to the contrary, the arbitration hearing shall be concluded not more than 180 days after the date of a written request to arbitrate.

8.       GENERAL PROVISIONS.

         8.1 PARTIES NOT AGENTS OF EACH OTHER. Each party is an independent contractor and the conduct of its business is within its discretion subject to performance of its obligations under this Agreement. This Agreement does not create an agency relationship between any of the parties hereto or on the part of any FE Location, and nothing herein contained shall be construed or interpreted to grant any authority to any party or any FE Location to commit or bind another party hereto in any manner to any other person.

         8.2 RIGHT OF SET-OFF. Subject to Section 2.4 with respect to warranty claims and such specific terms of sale as may be agreed upon between the parties, each party shall have the right to offset against any amounts then owed by it under this Agreement such amounts, if any, as are then owed to it under this Agreement by another party to this Agreement. Each party to any such offset shall maintain records sufficient to establish the amount and timing of any such offset.

         8.3 NOTICES. Any notice given by TA Operations to Freightliner or by Freightliner to TA Operations under this Agreement shall be in writing and be directed to the recipient party at the following address or to such other person or address as an officer of the recipient party may have specified by notice given in accordance with this Section:

         If to Freightliner, to:      Freightliner Corporation
                                      4747 North Channel Avenue
                                      Portland, OR 97217
                                      PO Box 3849
                                      Portland, OR  97208-3849
                                      Telecopy No.:  (503) 735-5999
                                      Attention:  James T. Hubler

         with a copy to:     Stoel Rives LLP
                                      900 SW Fifth Avenue, Suite 2600
                                      Portland, OR 97204-1268
                                      Telecopy No.: (503) 220-2480
                                      Attention: Margaret B. Kushner

         If to TA Operations, to:     TA Operating Corporation
                                      TA Franchise Systems, Inc.
                                      c/o TravelCenters of America, Inc.
                                      24601 Center Ridge Road, Suite 200
                                      Westlake, Ohio  44145-5634
                                      Telecopy No.:  (440) 808-3301
                                      Attention:  Edwin P. Kuhn, President and
                                                   C.E.O.
                                                  Michael Hinderliter, Senior
                                                   Vice President
                                                  Steven Lee, Vice President and
                                                   General Counsel

Couriered notices shall be deemed delivered when delivered as addressed. Telecommunicated notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Mailed notice shall be deemed delivered 5 days after being deposited in the United States Mail as certified or registered mail, postage prepaid, in an envelope properly addressed to the person to whom notice is required to be directed in accordance with this Agreement.

         8.4 ASSIGNMENT. This Agreement and the rights and obligations hereunder may not be assigned, delegated, sold, transferred or encumbered in whole or in part by Freightliner or TA Operations without the prior written approval of the other party. The foregoing prohibition on assignment without prior written approval shall not apply, however, to any direct or indirect assignment of this Agreement (including by merger) by TA Operations in connection with a Change of Control (as defined in the Stockholders' Agreement); provided that, in the case of any Change of Control that triggers the right of first refusal provided for under Section 5 of the Stockholders' Agreement, (a) Freightliner shall have first been given the opportunity in accordance with said Section 5 to exercise its right of first refusal, (b) there shall have been no effective exercise by Freightliner of such right of first refusal and (c) Freightliner shall not have elected, by notice delivered to TA Operations prior to the expiration of Freightliner's right of first refusal under said Section 5, to terminate this Agreement (which termination shall be effective only in the event a Change of Control transaction is consummated) effective as of the date of the Change of Control.

         8.5 ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. The parties anticipate that, over time, the terms and conditions applicable to FE Locations will evolve and change as contemplated by this Agreement or as agreed upon from time to time by the parties, and the parties will from time to time amend this Agreement accordingly. However, any understanding, amendment, modification, alteration or waiver not expressly set forth or provided for in this Agreement shall not be valid or binding on the parties with respect to the subject matter of this Agreement unless, in each instance, such understanding, amendment, modification, alteration or waiver is expressed in a written instrument executed by the duly authorized officers of Freightliner and TA Operations, such instrument specifically refers to this Agreement and such instrument specifically states an intent to amend, alter or modify this Agreement. The following documents and any other material issued by Freightliner in substitution for or in addition to the documents identified below shall be deemed to be incorporated herein except as otherwise expressly provided herein or as otherwise agreed to in writing by the parties from time to time and shall be deemed to be amended for purposes of this Agreement when an amendment has been duly executed on behalf of Freightliner and furnished to TA Operations in the same manner required for notices from Freightliner to TA
Operations: (a) Freightliner Parts Price Lists; (b) Freightliner Warranty Policies; (c) Alliance Policies and Procedures; and (d) Freightliner Service Manuals.

         8.6 EACH PARTY TO BEAR OWN EXPENSES. Freightliner and TA Operations will each bear its own expenses in connection with the preparation and negotiation of this Agreement and all other documents effecting the transactions contemplated by this Agreement.

         8.7 WAIVER. The failure of either of Freightliner or TA Operations to enforce, at any time or for any period of time, any provision of this Agreement shall not be construed as a waiver of such provision or of the right of Freightliner or TA Operations thereafter to enforce each and every such provision.

         8.8 GOVERNING LAW. This Agreement has been made in and shall be construed and interpreted according to the substantive laws of the State of Oregon without regard to choice of law rules.

         8.9 SEVERABILITY. Any provision of this Agreement that in any way contravenes any law of any relevant jurisdiction shall be deemed not to be a part of this Agreement in such jurisdiction and shall not, because of such contravention, be deemed to in any way invalidate this Agreement or any other part thereof.

         8.10 COMPLIANCE WITH LOCAL LAW. If the valid law of any jurisdiction is applicable to the performance of any obligation or the exercise of any right under this Agreement, the obligation shall be exercised in accordance with such law to the extent, and only to the extent, that such law shall make mandatory the performance of such obligation or the exercise of such right other than in accordance with the provisions of this Agreement. All the provisions of this Agreement shall be construed in light of this Section.

         8.11 TITLES. Designations and titles of the Articles and Sections contained in this Agreement are for convenience only and in no way control, alter or modify the meaning of the language used.

         8.12 CONFIDENTIAL INFORMATION . Each party agrees that (a) all information indicated as confidential and communicated to it by the other party, including, in the case of communications by TA Operations, by any FE Location (hereafter "Confidential Information"), shall be received in confidence and shall be used and copied only for purposes of and in accordance with this Agreement and (b) no such Confidential Information shall be disclosed to any third party by the recipient or its employees or representatives without the prior written consent of the party owning such Confidential Information, EXCEPT as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of the recipient. Confidential Information shall not include any information disclosed by one party to the other party hereunder or developed hereunder that: (a) is publicly available at the time of disclosure or development, or becomes publicly available after disclosure or development, through no fault of the receiving party; (b) was developed by agents or employees of the receiving or non-owning party independently of, and without knowledge of or reliance on, the disclosed information; (c) is obtained by the receiving or non-owning party outside of the performance of work hereunder without any violation of the rights of the other party; or (d) was rightfully in the receiving or non-owning party's possession prior to the time of disclosure, if such Confidential Information was not obtained in confidence. Each party shall take no less than such precautions as it takes with respect to its own confidential and trade secret information, whether by instruction, agreement or otherwise, to ensure the confidentiality of Confidential Information received from the other. At a minimum, each party shall take reasonable steps to advise its affiliates, employees and representatives of the confidential nature of the Confidential Information and ensure that they abide by the restrictions in this Section 8.12 on its use, reproduction and disclosure. The provisions of this Section 8.12 shall survive termination of this Agreement for any reason. The parties acknowledge that the violation of this Section 8.12 shall cause irreparable injury for which there will be no adequate remedy at law and that each party shall be entitled to preliminary and other injunctive relief against any such violation, which injunctive relief shall be in addition to, and not in lieu of, any other remedies or rights the party may have at law or in equity.

         8.13 INTERPRETATION. All terms defined in the singular have the same meanings when used in the plural and vice versa. The words "including," "includes" and "include" as used herein shall be deemed to be followed by the words "without limitation" or "but not limited to" or words of similar import. Unless the context otherwise requires, (a) any reference to an Article or
Section is a reference to an Article or Section of this Agreement, (b) the terms "hereof," "herein," "hereto," "hereunder," and "herewith" and "this Agreement" refer to this Agreement as a whole, (c) reference to any law or regulation is to that law as amended or modified from time to time or to any corresponding provisions of any succeeding law or regulation, (d) reference to an agreement or instrument is a reference to that agreement or instrument as originally executed, and as modified, amended, supplemented and restated from time to time, and to all exhibits and/or schedules thereto, and (e) accounting terms have the meanings given to them by generally accepted accounting principles.


         IN WITNESS WHEREOF, FREIGHTLINER AND TA OPERATIONS HAVE EXECUTED THIS FREIGHTLINER EXPRESS OPERATING AGREEMENT EFFECTIVE AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

                               FREIGHTLINER CORPORATION


                               BY   /s/ JAMES L. HEBE
                                  ---------------------------------------------
                                    TITLE:  PRESIDENT

                               TA OPERATING CORPORATION,
                                   DBA TRAVELCENTERS OF AMERICA

                               BY   /s/ EDWIN P. KUHN
                                  ---------------------------------------------
                                    TITLE:  PRESIDENT & CHIEF EXECUTIVE OFFICER

                               TA FRANCHISE SYSTEMS, INC.


                               BY   /s/ EDWIN P. KUHN
                                  ---------------------------------------------
                                    TITLE:  PRESIDENT & CHIEF EXECUTIVE OFFICER